                                 EXHIBIT 11.1

                                CONSILIUM, INC.

                  COMPUTATION OF EARNINGS AND LOSS PER SHARE
                                  (Unaudited)
               (Amounts in thousands, except per share amounts)

                                             Three months ended
                                                 January 31,
                                             1995          1994
                                          ----------    ----------
Primary and Fully Diluted
   Earnings per Share:

Weighted average number of                   7,468         7,275
   shares outstanding
Weighted average number of shares              153           ---
   assuming exercise of stock
   options outstanding (1)
                                            ------       -------
Weighted average number of shares
   outstanding, as adjusted                  7,621         7,275
                                            ======       =======

Net income (loss)                           $   98       $(1,075)
                                            ======       =======

Net income (loss) per share                 $ 0.01       $ (0.15)
                                            ======       =======

(1) Stock options have not been included in the calculation of loss per share as their effect would be anti-dilutive.